Exhibit 99.1

Contact:
Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish / Mary Aiello
212-355-4449

Farmer Bros. Co. Reports Fourth Quarter and Fiscal 2019 Financial Results

NORTHLAKE, Texas, September 10, 2019 (GLOBE NEWSWIRE) -- Farmer Bros. Co. (NASDAQ: FARM) (the “Company”) today reported financial results for its fourth quarter and fiscal year ended June 30, 2019.

Fourth Quarter Fiscal 2019 Highlights:

•	Volume of green coffee processed and sold was flat at 27.4 million pounds compared to the prior year period.

•	Green coffee pounds processed and sold through our DSD network were 8.9 million, or 32.4% of total green coffee pounds processed and sold

•	Direct ship customers represented 18.2 million, or 66.5%, of total green coffee pounds processed and sold

•	Distributor customers represented 0.3 million pounds, or 1.1%, of total green coffee pounds processed and sold

•	Net sales were $142.1 million, a decrease of $7.5 million, or 5.0%, from the prior year period;

•	Gross margin decreased to 26.6% from 35.3% in the prior year period, while operating expenses as percentage of sales improved to 31.5% from 33.9% in the prior year period;

•	Net loss was $8.8 million compared to net income of $0.1 million in the prior year period; and

•	Adjusted EBITDA was $3.9 million compared to $14.0 million in the prior year period.*

Fiscal 2019 Highlights:

•	Volume of green coffee processed and sold increased by 0.7 million pounds, reaching 108.1 million pounds, a 0.6% increase over the prior year;

•	Green coffee pounds processed and sold through our DSD network were 39.4 million, or 36.4% of total green coffee pounds processed and sold

•	Direct ship customers represented 67.5 million, or 62.4%, of total green coffee pounds processed and sold

•	Distributor customers represented 1.2 million pounds, or 1.2%, of total green coffee pounds processed and sold

•	Net sales were $595.9 million, a decrease of $10.6 million, or 1.7%, from the prior year period;

•	Gross margin decreased to 30.1% from 34.2% in the prior year period, while operating expenses as percentage of sales improved to 32.5% from 34.0% in the prior year period;

•	Net loss was $73.6 million compared to net loss of $18.3 million in the prior year period; and

•	Adjusted EBITDA was $31.9 million compared to $47.6 million in the prior year period.*

(*Adjusted EBITDA, a non-GAAP financial measure, is reconciled to its corresponding GAAP measure at the end of this press release.)

“During the fourth quarter and entering fiscal 2020, we took significant steps to address recent issues in the business and put the Company back on a path of improved financial results,” said Chris Mottern, Interim CEO. “With strategic intent and contributions from across the Company, we developed five key priorities that the team is executing against with urgency. These priorities are: effective cash management and debt reduction, customer retention and acquisition, efficiently managing coffee brewing equipment, installation and service, enhancing processes and systems; and reducing our SKU counts, and achieving 100% product availability. We entered the new fiscal year in a stronger financial position and have formed a solid foundation on which the Company will be able to stabilize, move forward with momentum and be positioned for long-term success.”

Mr. Mottern, continued, “As announced separately today, we have appointed Deverl Maserang as CEO and look forward to him joining the Company later this month. With more than three decades of innovative leadership in turnarounds, supply chain management expertise, along with deep experience in the food and beverage industry, we believe he is the ideal executive to lead Farmer Brothers into its next stage of growth in the future. The Company remains committed to improving execution and new business generation, with the goal to deliver enhanced value to shareholders.”

Fourth Quarter and Fiscal 2019 Results:

Selected Financial Data

The selected financial data presented below under the captions “Income statement data,” “Operating data” and “Other data” summarizes certain performance measures for the three months and fiscal years ended June 30, 2019 and 2018 (unaudited). In the fourth quarter, the Company adopted changes in accounting principles converting from the last in, first out inventory method to the first in, first out inventory method and reclassifying and capitalizing certain freight, warehousing and other expenses as inventory costs. These changes were adopted retrospectively and all reported prior periods have been adjusted.

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2019	2018	2019	2018
(In thousands, except per share data)
Income statement data:
Net sales	$142,050	$149,538	$595,942	$606,544
Gross margin	26.6%	35.3%	30.1%	34.2%
(Loss) income from operations	$(7,024)	$1,984	$(14,702)	$1,053
Net (loss) income	$(8,760)	$133	$(73,595)	$(18,280)
Net income (loss) available to common stockholders per common share-diluted	$(0.52)	$—	$(4.36)	$(1.11)

Operating data:
Coffee pounds	27,379	27,396	108,098	107,429
EBITDA	$1,508	$10,015	$3,617	$32,673
EBITDA Margin	1.1%	6.7%	0.6%	5.4%
Adjusted EBITDA	$3,937	$13,975	$31,882	$47,562
Adjusted EBITDA Margin	2.8%	9.3%	5.3%	7.8%

Other data:
Capital expenditures related to maintenance	$4,087	$4,409	$21,088	$21,782
Total capital expenditures	$4,366	$9,554	$34,759	$37,020
Depreciation and amortization expense	$7,835	$7,737	$31,065	$30,464

EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.

Net sales in the fourth quarter of fiscal 2019 were $142.1 million, a decrease of $7.5 million, or 5.0%, from the prior year period. The decrease in net sales was driven primarily by lower sales of coffee and allied products sold through our DSD network, offset by slightly positive growth within our direct sales channel, net of the impact of lower coffee prices for our cost plus customers. Net sales for our direct ship channel continued to improve as we ramped volume of our new large global convenience store retailer and trends improved from one of our largest customers. Sales through our DSD network was impacted by higher customer attrition related to the Boyd Business integration, route optimization and lower inventory fill rates associated with downtime at our Houston plant.

Gross profit in the fourth quarter of fiscal 2019 was $37.7 million, a decrease of $15.0 million, or 28.5% from the prior year period and gross margin decreased to 26.6% from 35.3%. The decrease in gross profit was primarily driven by lower net sales of $7.5 million between the periods and higher cost of goods sold. The higher cost of goods sold is attributed to higher mark downs on slow moving inventory, higher manufacturing costs driven by downtime associated with certain aging production infrastructure, higher coffee brewing equipment and labor costs, and unfavorable shift in customer mix. Margin impact was partially offset by lower green coffee prices.

Operating expenses in the fourth quarter of fiscal 2019 decreased $6.0 million, or 11.8%, to $44.7 million, from $50.7 million, and as a percentage of net sales declined to 31.5% compared to 33.9% of net sales, in the prior year period. The decrease in operating expenses was primarily due to synergies achieved through the Boyd Business acquisition, headcount reductions and other efficiencies from DSD route optimization, lower acquisition and integration costs, and a reduction in bonus expense.

As a result of the foregoing factors, loss from operations in the fourth quarter of fiscal 2019 was $7.0 million, as compared to income from operations of $2.0 million in the prior year period.

Interest expense in the fourth quarter of fiscal 2019 increased $0.3 million to $2.8 million as compared to $2.5 million in the prior year period principally due to higher outstanding borrowings on our revolving credit facility primarily related to the Boyd Business acquisition.

Other, net in the fourth quarter of fiscal 2019 increased by $0.2 million to $2.1 million in the quarter compared to $1.9 million in the prior year period primarily due to decreased mark-to-market losses on coffee-related derivative instruments not designated as accounting hedges.

Income tax expense was $1.0 million in the fourth quarter of fiscal 2019 as compared to $1.3 million in the prior year period. The lower tax expense of $0.3 million in the current year quarter is primarily due to losses from operations in the fourth quarter of fiscal 2019 as compared to income from operations for the same period in 2018.

As a result of the foregoing factors, net loss was $8.8 million in the fourth quarter of fiscal 2019 as compared to net income of $0.1 million in the prior year period. Net loss available to common stockholders was $8.9 million, or $0.52 per common share available to common stockholders-diluted, in the fourth quarter of fiscal 2019, compared to break even net income available to common stockholders in the prior year period.

Non-GAAP Financial Measures:

EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.

In fiscal 2019, for purposes of calculating EBITDA and EBITDA Margin and Adjusted EBITDA and Adjusted EBITDA Margin, we have excluded the impact of interest expense resulting from the adoption of ASU 2017-07, a non-cash pretax pension settlement charge resulting from the amendment and termination of the Farmer Bros. Pension Plan for Salaried Employees (the "Farmer Bros Plan") effective December 1, 2018 and severance costs because we believe that these items are not reflective of our ongoing operating results and we believe that excluding these items will help investors compare our results across periods.

Adjusted EBITDA was $3.9 million in the fourth quarter of fiscal 2019, as compared to $14.0 million in the prior year period, and Adjusted EBITDA Margin was 2.8% in the fourth quarter of fiscal 2019, as compared to 9.3% in the prior year period.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant, department and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of over $595.9 million in fiscal 2019 and has approximately 1,521 employees nationwide. The Company’s primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, China Mist® and Boyds®.

Investor Conference Call

Chris Mottern, Interim CEO, and David G. Robson, Treasurer and CFO, will host an audio-only investor conference call today, September 10, 2019, at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review the Company’s financial results for the fourth quarter and fiscal year ended June 30, 2019. The Company’s earnings press release will be available on the Company’s website at www.farmerbros.com under “Investor Relations.”

The call will be open to all interested investors through a live audio web broadcast via the Internet at https://edge.media-server.com/mmc/p/jhjjhw7b and at the Company’s website www.farmerbros.com under “Investor Relations.”  The call also will be available to investors and analysts by dialing Toll Free: 1-(844) 423-9890 or international: 1-(716) 247-5805. The passcode/ID is 7019529.

The audio-only webcast will be archived for at least 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately two hours after the end of the live webcast.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “could,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the success of our corporate relocation plan, the timing and success of implementation of our direct-store-delivery restructuring plan, our success in consummating acquisitions and integrating acquired businesses, the impact of capital improvement projects, the adequacy and availability of capital resources to fund our existing and planned business operations and our capital expenditure requirements, the capacity to meet the demands of the Company’s large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the success of the Company to retain and/or attract qualified employees, the effect of the capital markets, stockholder activity and fluctuations in availability and cost of green coffee, competition, organizational changes, the effectiveness of our hedging strategies in reducing price risk, our ability to provide sustainability in ways that do not materially impair profitability, changes in the strength of the economy, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, as well as other risks described in this press release and other factors described from time to time in the Company's filings with the SEC. The results of operations for the fourth quarter and fiscal year ended June 30, 2018 are not necessarily indicative of the results that may be expected for any future period.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share data)

	Year Ended June 30,			Three Months Ended June 30,
	2019	2018	2017	2019	2018
Net sales	$595,942	$606,544	$541,500	$142,050	$149,538
Cost of goods sold	416,840	399,155	354,649	104,327	96,806
Gross profit	179,102	207,389	186,851	37,723	52,732
Selling expenses	139,647	153,391	133,534	28,324	40,655
General and administrative expenses	48,959	49,429	42,945	16,896	9,607
Restructuring and other transition expenses	4,733	662	11,016	33	351
Net gain from sale of Torrance facility	—	—	(37,449)	—	—
Net gains from sale of Spice Assets	(593)	(770)	(919)	—	(115)
Net losses (gains) from sales of other assets	1,058	(196)	(1,210)	(506)	250
Impairment losses on intangible assets	—	3,820	—	—	—
Operating expenses	193,804	206,336	147,917	44,747	50,748
Income (loss) from operations	(14,702)	1,053	38,934	(7,024)	1,984
Other (expense) income:
Dividend income	—	12	1,007	—	—
Interest income	—	2	567	—	—
Interest expense	(12,000)	(9,757)	(8,601)	(2,835)	(2,536)
Pension settlement charge	(10,948)	—	—	—	—
Other, net	4,166	7,722	5,459	2,061	1,939
Total other (expense) income	(18,782)	(2,021)	(1,568)	(774)	(597)
(Loss) income before taxes	(33,484)	(968)	37,366	(7,798)	1,387
Income tax expense	40,111	17,312	14,815	962	1,254
Net (loss) income	$(73,595)	$(18,280)	$22,551	$(8,760)	$133
Less: Cumulative preferred dividends, undeclared and unpaid	535	389	—	135	132
Net (loss) income available to common stockholders	$(74,130)	$(18,669)	$22,551	$(8,895)	$1
Net (loss) income available to common stockholders per common share—basic	$(4.36)	$(1.11)	$1.35	$(0.52)	$—
Net (loss) income available to common stockholders per common share—diluted	$(4.36)	$(1.11)	$1.34	$(0.52)	$—
Weighted average common shares outstanding—basic	16,996,354	16,815,020	16,668,745	17,038,829	16,855,874
Weighted average common shares outstanding—diluted	16,996,354	16,815,020	16,785,752	17,038,829	16,855,874

FARMER BROS. CO.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share data)

	June 30,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$6,983	$2,438
Accounts receivable, net of allowance for doubtful accounts of $1,324 and $495, respectively	55,155	58,498
Inventories	87,910	104,431
Income tax receivable	1,191	305
Short-term derivative assets	1,865	—
Prepaid expenses	6,804	7,842
Total current assets	159,908	173,514
Property, plant and equipment, net	189,458	186,589
Goodwill	36,224	36,224
Intangible assets, net	28,878	31,515
Other assets	9,468	8,381
Long-term derivative assets	674	—
Deferred income taxes	—	39,308
Total assets	$424,610	$475,531
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	72,771	56,603
Accrued payroll expenses	14,518	17,918
Short-term borrowings under revolving credit facility	—	89,787
Short-term obligations under capital leases	34	190
Short-term derivative liabilities	1,474	3,300
Other current liabilities	7,309	10,659
Total current liabilities	96,106	178,457
Long-term borrowings under revolving credit facility	92,000	—
Accrued pension liabilities	47,216	40,380
Accrued postretirement benefits	23,024	20,473
Accrued workers’ compensation liabilities	4,747	5,354
Other long-term liabilities	4,023	1,812
Total liabilities	$267,116	$246,476
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized; Series A Convertible Participating Cumulative Perpetual Preferred Stock, 21,000 shares authorized; 14,700 shares issued and outstanding as of June 30, 2019 and 2018, respectively; liquidation preference of $15,624 and $15,089 as of June 30, 2019 and 2018, respectively	15	15
Common stock, $1.00 par value, 25,000,000 shares authorized; 17,042,132 and 16,951,659 shares issued and outstanding at June 30, 2019 and 2018, respectively	17,042	16,952
Additional paid-in capital	57,912	55,965
Retained earnings	146,177	220,307
Unearned ESOP shares	—	(2,145)
Accumulated other comprehensive loss	(63,652)	(62,039)
Total stockholders’ equity	$157,494	$229,055
Total liabilities and stockholders’ equity	$424,610	$475,531

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)
	Year Ended June 30,
	2019	2018	2017
Cash flows from operating activities:
Net (loss) income	$(73,595)	$(18,280)	$22,551
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	31,065	30,464	22,970
Provision for doubtful accounts	1,363	137	325
Impairment losses on intangible assets	—	3,820	—
Change in estimated fair value of contingent earnout consideration	—	(500)	—
Restructuring and other transition expenses, net of payments	1,172	(1,185)	1,034
Interest on sale-leaseback financing obligation	—	—	681
Deferred income taxes	41,654	17,155	14,343
Pension settlement cost	10,948	—	—
Net gain from sale of Torrance Facility	—	—	(37,449)
Net gains from sales of Spice Assets and other assets	466	(995)	(2,129)
ESOP and share-based compensation expense	3,674	3,822	3,959
Net losses on derivative instruments and investments	9,196	1,982	2,361
Change in operating assets and liabilities:
Accounts receivable	2,757	(4,628)	(14)
Inventories	16,192	(15,513)	(8,041)
Derivative (liabilities) assets, net	(18,901)	(7,782)	2,264
Other assets	114	1,073	22,932
Accounts payable	16,546	3,864	8,885
Accrued expenses and other liabilities	(7,201)	(4,579)	(12,560)
Net cash provided by operating activities	$35,450	$8,855	$42,112
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	$—	$(39,608)	$(25,853)
Purchases of property, plant and equipment	(34,760)	(35,443)	(45,195)
Purchases of assets for construction of New Facility	—	(1,577)	(39,754)
Proceeds from sales of property, plant and equipment	2,399	1,988	4,078
Net cash used in investing activities	$(32,361)	$(74,640)	$(106,724)
Cash flows from financing activities:
Proceeds from revolving credit facility	$50,642	$85,315	$77,985
Repayments on revolving credit facility	(48,429)	(23,149)	(50,473)
Proceeds from sale-leaseback financing obligation	—	—	42,455
Proceeds from New Facility lease financing obligation	—	—	16,346
Repayments of New Facility lease financing	—	—	(35,772)
Payments of capital lease obligations	(215)	(947)	(1,433)
Payment of financing costs	(1,049)	(579)	—
Proceeds from stock option exercises	507	1,342	688
Tax withholding payment - net share settlement of equity awards	—	—	(38)
Net cash provided by financing activities	$1,456	$61,982	$49,758
Net (decrease) increase in cash and cash equivalents	$4,545	$(3,803)	$(14,854)
Cash and cash equivalents at beginning of year	2,438	6,241	21,095
Cash and cash equivalents at end of year	$6,983	$2,438	$6,241

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) - (continued)
(In thousands)
	Year Ended June 30,
	2019	2018	2017
Supplemental disclosure of cash flow information:
Cash paid for interest	$5,512	$3,177	$1,504
Cash paid for income taxes	$107	$144	$567
Supplemental disclosure of non-cash investing and financing activities:
Equipment acquired under capital leases	$—	$—	$417
Net change in derivative assets and liabilities included in other comprehensive (loss) income, net of tax	$(2)	$(5,122)	$(2,390)
Construction-in-progress assets under New Facility lease	$—	$—	$—
Non-cash additions to property, plant and equipment	$2,619	$2,814	$5,517
Non-cash portion of earnout receivable recognized—Spice Assets sale	$—	$298	$419
Non-cash portion of earnout payable recognized—China Mist acquisition	$—	$—	$500
Non-cash portion of earnout payable recognized—West Coast Coffee acquisition	$400	$—	$600
Non-cash working capital adjustment payable recognized—China Mist acquisition	$—	$—	$553
Non-cash receivable from West Coast Coffee—post-closing final working capital adjustment	$—	$218	$—
Non-cash Issuance of 401-K shares of Common Stock	$37	$—	$—
Non-cash consideration given-Issuance of Series A Preferred Stock	$—	$11,756	$—
Non-cash post-closing working capital adjustment—Boyd Coffee acquisition	$2,277	$1,056	$—
Option costs paid with exercised shares		$—	$550
Cumulative preferred dividends, undeclared and unpaid	$534	$389	$—

Non-GAAP Financial Measures

In addition to net (loss) income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measures in assessing our operating performance:
“EBITDA” is defined as net (loss) income excluding the impact of:

•	income taxes;

•	interest expense; and

•	depreciation and amortization expense.
“EBITDA Margin” is defined as EBITDA expressed as a percentage of net sales.
“Adjusted EBITDA” is defined as net (loss) income excluding the impact of:

•	income taxes;

•	interest expense;

•	(loss) income from short-term investments;

•	depreciation and amortization expense;

•	ESOP and share-based compensation expense;

•	non-cash impairment losses;

•	non-cash pension withdrawal expense;

•	restructuring and other transition expenses;

•	severance costs

•	net gains and losses from sales of assets;

•	non-cash pension settlement charges; and

•	acquisition and integration costs.
“Adjusted EBITDA Margin” is defined as Adjusted EBITDA expressed as a percentage of net sales.
Restructuring and other transition expenses are expenses that are directly attributable to (i) the Corporate Relocation Plan, consisting primarily of employee retention and separation benefits, pension withdrawal expense, facility-related costs and other related costs such as travel, legal, consulting and other professional services; and (ii) the DSD Restructuring Plan, consisting primarily of severance, prorated bonuses for bonus eligible employees, contractual termination payments and outplacement services, and other related costs, including legal, recruiting, consulting, other professional services, and travel.
In fiscal 2019, for purposes of calculating EBITDA and EBITDA Margin and Adjusted EBITDA and Adjusted EBITDA Margin, we have excluded the impact of interest expense resulting from the adoption of ASU 2017-07, a non-cash pretax pension settlement charge resulting from the amendment and termination of the Farmer Bros. Plan effective December 1, 2018 and severance costs because we believe that these items are not reflective of our ongoing operating results and we believe that excluding these items will help investors compare our results across periods.
We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets.
We believe that EBITDA facilitates operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and EBITDA Margin because (i) we believe that these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use these measures internally as benchmarks to compare our performance to that of our competitors.

EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
Prior year periods set forth in the tables below have been retrospectively adjusted to reflect the impact of the adoption of new accounting standards, ASU 2017-07.
Set forth below is a reconciliation of reported net (loss) income to EBITDA (unaudited):

	Year Ended June 30,			Three Months Ended June 30,
(In thousands)	2019	2018	2017	2019	2018
Net (loss) income, as reported	$(73,595)	$(18,280)	$22,551	$(8,760)	$133
Income tax expense (benefit)	40,111	17,312	14,815	962	1,254
Interest expense	6,036	3,177	2,185	1,471	891
Depreciation and amortization expense	31,065	30,464	22,970	7,835	7,737
EBITDA	$3,617	$32,673	$62,521	$1,508	$10,015
EBITDA Margin	0.6%	5.4%	11.5%	1.1%	6.7%
Set forth below is a reconciliation of reported net (loss) income to Adjusted EBITDA (unaudited):

	Year Ended June 30,			Three Months Ended June 30,
(In thousands)	2019	2018	2017	2019	2018
Net (loss) income, as reported	$(73,595)	$(18,280)	$22,551	$(8,760)	$133
Income tax expense	40,111	17,312	14,815	962	1,254
Interest expense	6,036	3,177	2,185	1,471	891
Income from short-term investments	—	(19)	(1,853)	—	(5)
Depreciation and amortization expense	31,065	30,464	22,970	7,835	7,737
ESOP and share-based compensation expense	3,723	3,822	3,959	628	930
Restructuring and other transition expenses	4,733	662	11,016	33	351
Net gain from sale of Torrance Facility	—	—	(37,449)	—	—
Net gains from sale of Spice Assets	(593)	(770)	(919)	—	(115)
Net (gains) losses from sales of other assets	1,058	(196)	(1,210)	(506)	250
Impairment losses on intangible assets	—	3,820	—	—	—
Pension settlement charge	10,948	—	—	—	—
Non-recurring 2016 proxy contest-related expenses	—	—	5,186	—	—
Acquisition and integration costs	6,123	7,570	1,734	1	2,549
Severance	2,273	—	—	2,273	—
Adjusted EBITDA	$31,882	$47,562	$42,985	$3,937	$13,975
Adjusted EBITDA Margin	5.3%	7.8%	7.9%	2.8%	9.3%